                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 20)*




                         The Standard Products Company
                   -----------------------------------------
                               (Name of Issuer)

                          Common Shares, $1 Par Value
                   -----------------------------------------
                         (Title of Class of Securities)

                                   853836104
                   -----------------------------------------
                                 CUSIP Number





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)

                               Page 1 of 4 Pages

CUSIP NO. 853836104                 13G                   PAGE  2  OF  4  PAGES


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    James S. Reid, Jr.
                    S.S. # ###-##-####


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.

                    5    SOLE VOTING POWER

                              836,178


   NUMBER OF        6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                 460,827
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON
     WITH                     836,178


                    8    SHARED DISPOSITIVE POWER

                              588,284


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              1,502,162



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              9.3%


12   TYPE OF REPORTING PERSON*

                             IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 19)



Item 1(a) Name of Issuer:
               The Standard Products Company
          ----------------------------------------------------------------------
Item 1(b) Address of Issuer's Principal Executive Offices:
               2401 S. Gulley Road, Dearborn, MI 48124
          ----------------------------------------------------------------------
Item 2(a) Name of Person Filing:
               James S. Reid, Jr.
          ----------------------------------------------------------------------
Item 2(b) Address or Principal Business Office or, if none, Residence:
               2401 S. Gulley Road, Dearborn, MI 48124
          ----------------------------------------------------------------------
Item 2(c) Citizenship:
               U.S.A.
          ----------------------------------------------------------------------
Item 2(d) Title of Class of Securities:
               Common Shares, $1 Par Value
          ----------------------------------------------------------------------
Item 2(e) CUSIP Number:
               853836104
          ----------------------------------------------------------------------
Item 3.   Status of Person Filing:
               Not Applicable
          ----------------------------------------------------------------------
Item 4.   Ownership:
          (a) Amount Beneficially Owned:
                         1,502,162
              ------------------------------------------------------------------
          (b) Percent of Class:
                              9.3%
              ------------------------------------------------------------------
          (c) Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote:         836,178
                                                                      -------
              (ii)  shared power to vote or to direct the vote:       460,827
                                                                      -------
              (iii) sole power to dispose or to direct the
                    disposition of:                                   836,178
                                                                      -------
              (iv) shared power to dispose or to direct the
                   disposition of:                                    588,284
                                                                      -------

Item 5.   Ownership of Five Percent or Less of a Class:

          ----------------------------------------------------------------------
Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
              Not Applicable [X]
              Response to this Item is contained on the separate sheet(s) attached hereto. [ ]
          ----------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
               Not Applicable
          ----------------------------------------------------------------------
Item 8.   Identification and Classification of Members of the Group:
               Not Applicable
          ----------------------------------------------------------------------
Item 9.   Notice of Dissolution of Group:
               Not Applicable
          ----------------------------------------------------------------------

                               Page 3 of 4 Pages

Item 10.  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







Dated:    2/9/99                               James S. Reid, Jr.
          ------                               ------------------------
                                               James S. Reid, Jr.
















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